EXHIBIT 4.1

                                    AGREEMENT

     This  Agreement is made as of June 27, 2003, by and between EP  MedSystems,
Inc.  (the  "Company"),   a  New  Jersey  corporation,   and  Anthony  Varrichio
("Varrichio"), a Texas resident.

     Whereas, the Company executed a Mortgage Note in favor of Varrichio as holder of said note, dated November 21, 2002 (the "Mortgage Note"),

     Whereas, the parties hereto desire to convert a the remaining amount of the outstanding principal amount of the Mortgage Note into shares of Common Stock of the Company,

         Now, therefore, the Company and Varrichio hereby agree as follows:

1. Varrichio hereby converts the remaining $187,500 principal amount payable to him under the Mortgage Note into 87,617 shares of the Common Stock of the Company.

2.       The Conversion Date is June 27, 2003.

3. As soon as practicable, the Company shall deliver to Varrichio a certificate representing the 87,617 shares of the Company's Common Stock, but no later than 45 days after the Conversion Date.

4. The principal amount of the Mortgage Note shall be reduced by $187,500 to $0 upon issuance of the shares.

5. With the full principal amount of the outstanding Mortgage Note converted into shares of the Company's common stock, the principal amount of the Mortgage Note is deemed to be paid in full, and accrued interest shall be paid in accordance with the terms of the Mortgage Note.

6. As soon as practicable, Varrichio will remove all liens associated with the mortgage.

7. Promptly upon execution of this Agreement by the Company, and payment of accrued and unpaid interest thereon Varrichio shall return the original Mortgage Note to the Company for cancellation.

8. The Company agrees to cause the registration of the 87,617 shares of the Company's Common Stock Issued to Varrichio pursuant to the terms of this Agreement as well as the 150,000 shares issued under the previous mortgage conversion, at the time shares held by other shareholders are registered on the Company's next registration statement on Form S-3, but no later than 90 days from the Conversion Date.

9. The Company represents that it has full corporate authority to enter into this Agreement and issue the shares of the Company's Common Stock referred to above.

         In Witness Whereof, the parties have executed this agreement as of the date first above written.

                              By:      EP MedSystems, Inc.


/s/ Anthony Varrichio
Anthony  Varrichio                     /s/ Reinhard Schmidt
                                       Name:  Reinhard Schmidt
                                       Title:  Chief Executive Officer and
                                                and President